Exhibit 1.1

SEALSQ Announces H1 2023 Non-Audited Revenue of $14.8 Million, a 38% Year-Over-Year Increase

During 2023, SEALSQ Launched its First Demonstrator of Quantum Resistant Technology, a New Generation of Quantum Resistant Algorithms Running on One of its Common Criteria EAL5+ Tamper Resistant Secure Arm Platforms

Tortola, British Virgin Islands – July 5, 2023: SEALSQ Corp (Nasdaq: LAES) (“SEALSQ” or “Company”), a Subsidiary of WISekey (SIX: WIHN / Nasdaq: WKEY) that focuses on developing and selling Semiconductors, PKI and Post-Quantum technology hardware and software products, today announced H1 2023 unaudited revenues.

H1 FY23 Highlights:

H1 2023 total revenue year-over-year increase of 38% was driven by several factors. The recent company’s efforts to increase production capacity and improve supply chain efficiency allowed to benefit from higher demand on existing lines with historical customers, mainly in the IT network infrastructure segment. In addition, new significant business opportunities were driven by the success of the advanced MS600X secure platform with applications in remote logical access control. Ultimately the growing Trust Services business pipeline around Semiconductor provisioning and managed PKI is starting to materialize into recurring revenues, while the company strengthens its representation in the US and recently announced being part of the very few providers of Matter Smart Home compliant certificates (Matter PAA).

This builds on the growth SEALSQ exhibited in 2022 financial year during which it reported solid revenue of $23.2 million with a growth rate of more than 36% compared to FY 2021, and EBITDA of $3.0 million. This was reflective of steady semiconductors demand, solid supply chain, and an ambitious roadmap to develop the next generation of post-quantum chips.

Carlos Moreira CEO of WISeKey Group noted, “SEALSQ continues to make significant progress in its strategic transformation resulting in solid continuous growth for both its top-line and bottom-line results since FY 2022. A trend that could only be reinforced by the successful listing of the company at the NASDAQ in May 2023 under the LAES ticker. The subsidiary of WISeKey International Holding Ltd was Listed on the Nasdaq Global Market with a Valuation of Approximately $220 Million at Monday’s Market Closing Price”

He added, “We believe that SEALSQ’s revenue growth have reached a tipping point where previous year investments are starting to pay off. One of the key external drivers of this success story has been the strong global momentum we have seen in almost all IoT segments, now massively demanding the type of secure semiconductors SEALSQ is specialized in providing. SEALSQ took advantage of its solid supply chain and vertical value proposition to gain market share in this context. We have a strong business pipeline in new segments and are well positioned to deliver growth and profitability this year and beyond.

The growth has also been achieved through various strategies, including steps we took to expand SEALSQ’s presence and visibility in the North American market, invest in new generation of Post-Quantum semiconductors (Quasar), and provide Provisioning and Managed-PKI services within a unique vertically integrated value proposition including the Matter PAA. Last but not least, we invested in bringing in new talent, developed our Sales Team and signed up to 4 new sales and distribution partnerships with leading players in the US like SYMMETRY.”

Recently, SEALSQ’s engineering team produced a demonstrator able to run both Kyber and Dilithium CRYSTAL quantum-resistant NIST selected algorithms and the appropriate APIs on the MS6003, a Common Criteria EAL5+ Certified secure hardware platform, thus creating the first Quantum-Resistant USB Token demonstrator. This demonstrator marks a significant milestone for the QUASARS (QUAtum resistant Secure ARchitectureS) project and takes the company one step closer to achieving the goal of being among the first players to build a Post-Quantum Hardware Security Module and Root-of-Trust.

Another growth factor is the unique combination of SEALSQ’s provisioning services with the GSMA Root-of-Trust CI will help our customers save time by issuing GSMA PKI Certificates to GSMA eSIM compliant version 3 Consumer products.

The growing adoption of eSIM standards and the remote SIM provisioning will greatly improve interoperability between devices and security-by-design in the cellular industry, creating a more efficient and safer experience for consumers. This is in full alignment with SEALSQ’s mission to contribute into building a safer connected world.

As is the case with SEALSQ, semiconductors are at the heart of technological advancements such as artificial intelligence (AI), Post-Quantum, Internet of Things (IoT), cloud computing, and 5G. These emerging technologies require advanced semiconductor chips to power their functionality. As the adoption of these technologies accelerates, the demand for semiconductors and the companies that produce them naturally increases. With the proliferation of data-intensive applications and the expansion of cloud computing services, there is a growing need for data centers to process and store large volumes of data. Data centers heavily rely on semiconductors for servers, storage systems, and networking equipment. The rising demand for data centers has consequently fueled the demand for semiconductors.

Many governments worldwide including the EU and US with their e-Chip act recognize the strategic importance of the semiconductor industry and are actively supporting its growth. Governments are investing in research and development, providing incentives to semiconductor companies, and promoting domestic semiconductor manufacturing. These initiatives have created a favorable environment for semiconductor companies, attracting investors interest.

About SEALSQ:

SEALSQ focuses on selling integrated solutions based on Semiconductors, PKI and Provisioning services, while developing Post-Quantum technology hardware and software products. Our solutions can be used in a variety of applications, from Multi-Factor Authentication tokens, Smart Energy, Smart Home Appliances, and IT Network Infrastructure, to Automotive, Industrial Automation and Control Systems.

Post-Quantum Cryptography (PQC) refers to cryptographic methods that are secure against an attack by a quantum computer. As quantum computers become more powerful, they may be able to break many of the cryptographic methods that are currently used to protect sensitive information, such as RSA and Elliptic Curve Cryptography (ECC). PQC aims to develop new cryptographic methods that are secure against quantum attacks.

For more information please visit www.sealsq.com.

Forward-Looking Statements

This communication expressly or implicitly contains certain forward-looking statements concerning SEALSQ Corp and its businesses. Forward-looking statements include statements regarding our business strategy, financial performance, results of operations, market data, events or developments that we expect or anticipates will occur in the future, as well as any other statements which are not historical facts. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the expected benefits and costs of the intended spin-off transaction, the expected timing of the completion of the spin-off transaction and the transaction terms, SEALSQ’s ability to implement its growth strategies, SEALSQ’s ability to continue beneficial transactions with material parties, including a limited number of significant customers; market demand and semiconductor industry conditions; and the risks discussed in SEALSQ’s filings with the SEC. Risks and uncertainties are further described in reports filed by SEALSQ with the SEC.

SEALSQ Corp is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

SEALSQ Corp. Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	SEALSQ Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com